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EXHIBIT 99.1


                              ISLAND PACIFIC, INC.

Irvine, Calif. - October 31, 2005 - Island Pacific, Inc. (AMEX:IPI). On October 25, 2005, the American Stock Exchange ("AMEX") notified Island Pacific, Inc. (the "Company") that the Company's common stock will be delisted from the AMEX. The AMEX made the determination subsequent to a delisting hearing where the Company had requested additional time to regain compliance with the AMEX listing standards.

As previously announced, in September 2005, the AMEX had notified the Company that the Company was subject to delisting for two reasons. First, the Company did not file its Form 10-K for the fiscal year ended March 31, 2005 and its Form 10-Q for the quarter ended June 30, 2005. Second, the Company had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the AMEX, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

The Company's independent counsel has now completed its initial revenue recognition review. Based on the results of this review, the Company adopted a new revenue recognition policy, which is being applied to all periods commencing April 1, 2002. In applying this policy to prior periods, management has determined that certain prior transactions not previously investigated might require restatement.

After the Company is delisted from the AMEX, it expects that its common stock will be quoted on the Pink Sheets under a new trading symbol. Once the Company files its 10-K for the year ended March 31, 2005 and its Form 10-Q for the quarter ended June 30, 2005, the Company anticipates its common stock will be quoted on the NASD OTC Bulletin Board.

Commenting on the delisting of the Company's stock, Barry Schechter, Island Pacific's Chief Executive stated "It is disappointing that the Company was not granted additional time to become compliant with AMEX listing standards. Since being appointed to my current position, the Company has made substantial progress in its turnaround. We have released new technologies and announced enhanced versions of our existing products to our customers. We have also been building our pipeline for new business, both domestically and internationally, and have been encouraged by the response from business partners and customers. While the delisting is a setback, we are excited about the Company's turnaround and will continue to maintain regular communications to the market while the Company's common stock is quoted on the Pink Sheets."

ABOUT ISLAND PACIFIC


Island Pacific is a global leader in retail merchandising, store operations, CRM, and multi-channel software solutions. For more than 25 years, Island Pacific has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry.

As a result, Island Pacific is a definitive resource for scalable, flexible and affordable solutions for retailers around the world. Incorporating the recently acquired Retail Technologies International (RTI) and Page Digital, Island Pacific serves over 9,000 retail clients in more than 70 countries. Represented in more than 55,000 stores worldwide and available in 15 languages, the company's technology manages billions of transactions annually under the brand names of Island Pacific Merchandising System(TM) (IPMS), Retail Pro (R), Synaro(R), and Gladiator, and is widely regarded as the thought leader in multi-channel retailing.

The company is headquartered in Irvine, California, and has offices in the United States and the United Kingdom, and is represented by business partners in over 30 countries. For more information, please visit www.islandpacific.com and www.retailpro.com.

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ABOUT PINK SHEETS LLC

Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the over-the-counter (OTC) markets. Pink Sheets' centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-KA for the fiscal year ended March 31, 2004 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.



OUTSIDE INVESTOR RELATIONS CONTACT:
RON BOTH
Liolios Group
+ 1.949.574.3860
 ron@liolios.com